Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into effective as of June 18, 2024, by and among Lyneer Staffing Solutions, LLC, a Delaware limited liability company (the “Company”), Lyneer Investments, LLC, a Delaware limited liability company (“Lyneer”), and James S. Radvany (hereinafter, the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is a wholly owned indirect subsidiary of Lyneer and Lyneer is a wholly owned subsidiary of Atlantic International Corp., a Delaware corporation (“Parent”);

WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel;

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.  Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” means:

(i)  all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)  any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)  any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans; and

(iv)  any unpaid Annual Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date.

(b)  “Affiliate” means with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise, including, without limitation, investment control. Ownership of more than fifty percent (50%) of the beneficial interests of an entity shall be conclusive evidence that control exists. For purposes of this definition, “Affiliate” shall include, with respect to any natural Person, the spouse, parents, siblings and children of such Person.

(c)  “Annual Bonus” shall have the meaning set forth in Section 4(e) of this Agreement.

(d)  “Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(e)  “Board” means the board of managers of the Company or the board of directors of the Parent, as applicable.

(f)  “Bonus Period” means each period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company, which is currently the calendar year.

(g)  “Cause” means:

(i)  a breach by the Executive of any material provision of this Agreement (or any failure or refusal of the Executive to perform any duties and responsibilities set forth in or reasonably delegated to him pursuant to this Agreement consistent with his position and where such failure or refusal causes or is reasonably likely to cause material harm to the Company and/or its Related Entities) and, to the extent curable, failure to cure within ten (10) days of receipt of written notice thereof; or

(ii)  any act by the Executive of fraud, misappropriation or embezzlement with respect to the Company, any Related Entity or their owners, customers, suppliers or employees; or

(iii)  any material misrepresentation made by the Executive to the Board after the date hereof with respect to a fact, which the Executive, at the time such misrepresentation was made, knew to be false or, given his or her position, reasonably should have known to be false; or

(iv)  an act by the Executive of willful misconduct or gross negligence in connection with the performance of his duties that causes or is reasonably likely to cause material harm to the Company and/or its Related Entities; or

(v)  non-compliance with the written policies, guidelines or procedures of the Company and its Related Entities that are made known to the Executive and which causes or is reasonably likely to cause material harm to the Company and/or its Related Entities and, to the extent curable, failure to cure within ten (10) days of written notice thereof;

(vi)  the conviction of the Executive of the commission of a felony or a crime involving moral turpitude (including pleading guilty or no contest to such crime), whether or not such offense was committed in connection with business of the Company and/or its Related Entities; or

(vii)  habitual drunkenness or substance abuse by the Executive that interferes with the Executive’s performance of his duties with the Company and/or its Related Entities.

(h)  “Change of Control” is defined as the occurrence of any of the following after the Effective Date:

(i)  any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Company which such party beneficially owned as of the Effective Date; or persons, who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided, however, that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; and provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(ii)  consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents) of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iii)  approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i)  “Code” means the Internal Revenue Code of 1986, as amended.

(j)  “Competitive Activity” means (i) providing permanent, temporary and temporary-to-permanent placement services, managed service provider services and vendor management system services and (ii) prior to the Termination Date, each other business engaged in by the Company and its subsidiaries and Affiliates or any of its Related Entities, and following the Termination Date, each other business engaged in by the Company and its subsidiaries and Affiliates or any of its Related Entities as of the Termination Date.

(k)  “Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business. Confidential Information includes, but is not limited to, such information related to the Company’s or any Related Entity’s inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, data, documentation and other information in whatever form disclosed, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology.

(l)  “Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of three (3) consecutive months or more than six (6) months in any twelve (12) month period, by reason of any medically determinable physical or mental impairment.

(m)  “Effective Date” means June , 2024.

(n)  “Family Member” means a spouse, natural or adoptive lineal ancestor or descendant of Executive.

(o)  “Good Reason” means:

(i)  a diminution in Base Salary;

(ii)  a material diminution in authority, duties or responsibilities;

(iii)  a requirement that Executive perform his duties at any particular physical location or any other limitation on Executive’s ability to work remotely;

(iv)  a violation of a material provision of this Agreement by the Company or the Parent; or

(v)  requirements being imposed on the Executive for travel materially in excess of travel by the Executive in connection with his historical employment with the Company (or its predecessor).

For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within ninety (90) days following the initial existence of one of the conditions specified in clauses (i) - (v) above, the Executive provides the Company with written notice of the existence of such condition within 30 days after the initial existence of the condition, and the Company fails to remedy the condition within 20 days after its receipt of such notice. In addition, Good Reason shall not be deemed to exist if, at the time of the Executive’s termination of employment, there existed reason to terminate for Cause.

(p)  “Initial Term” shall have the meaning set forth in Section 3(a) of this Agreement.

(q)  “Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

(r)  “Related Entity” means any direct or indirect subsidiary, direct or indirect parent (that is under common control with the Company or any of its subsidiaries) and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(s)  “Restricted Period” shall be the Term of Employment and the one (1) year period immediately following the Termination Date.

(t)  “Severance Amount” shall mean (i) in the event of a Termination Date on or prior to the two (2) year anniversary of the Effective Date, an amount equal to one and one-half (1.5) times Executive’s annual Base Salary as in effect immediately prior to the Termination Date, and continuation of medical insurance benefits, as provided on the Termination Date until the end of the applicable Severance Term (or, at the sole discretion of the Company, reimburse the Executive for COBRA); (ii) in the event of a Termination Date after the two (2) year anniversary of the Effective Date, an amount equal to one (1) times Executive’s annual Base Salary as in effect immediately prior to the Termination Date, and continuation of medical insurance benefits, as provided on the Termination Date until the end of the applicable Severance Term (or, at the sole discretion of the Company, reimburse the Executive for COBRA); or (iii) in the case of non-renewal of this Agreement by the Company after the Initial Term or any Renewal Term and the subsequent termination of employment within three (3) months following such non-renewal of this Agreement by the Company, an amount equal to six (6) months of Executive’s annual Base Salary as in effect immediately prior to the Termination Date, and continuation of medical insurance benefits, as provided on the Termination Date until the end of the applicable Severance Term (or, at the sole discretion of the Company, reimburse the Executive for COBRA).

(u)  “Severance Term” shall mean (i) in the event of a Termination Date on or prior to the two (2) year anniversary of the Effective Date, the eighteen (18) month period following the Termination Date; (ii) in the event of a Termination Date after the two (2) year anniversary of the Effective Date, the twelve (12) month period following the Termination Date; or (3) in the event of non-renewal of this Agreement by the Company after the Initial Term or any Renewal Term and the subsequent termination of employment within three (3) months following such non-renewal of this Agreement by the Company, the six (6) month period following the expiration date of the Term of Employment.

(v)  “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(w)  “Termination Date” means the date on which the Term of Employment ends.

(x)  “Termination Year Bonus” means a pro rata portion of the Annual Bonus that would otherwise be payable under Section 4(e) for the Bonus Period in which the Term of Employment terminates. Such pro rata portion shall be determined by annualizing the total revenue of the Company (or any successor) during such Bonus Period through the Termination Date, and multiplying the Annual Bonus that would be payable based on such annualized total revenue by a fraction, the numerator of which is the number of days in such Bonus Period prior to the Termination Date and the denominator of which is the number of days in such Bonus Period.

2.  Employment.

(a)  Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b)  Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chief Financial Officer (CFO) of the Company, or such other title and position as may be agreed to by and between the Company and the Executive, and shall have such duties and authority typically associated with such title(s). The Executive shall faithfully and diligently perform all services as may be reasonably assigned to him by the Chief Executive Officer (the “CEO”) or the Board consistent with Executive’s position and shall exercise such power and authority as may from time to time be delegated to him by the CEO or the Board, which delegation shall be reasonably consistent with Executive’s position. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its Related Entities, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests; provided, however, that Executive may continue to own an up to 24% passive ownership interest in Source One Technical Solutions LLC (“Source One”) and such passive ownership interest will not be deemed to be a breach of this Agreement by Executive so long as Executive continues to solely be a passive investor in Source One and does not, directly or indirectly (including through Affiliates or Family Members), manage, control, participate in (whether as an officer, director, manager, employee, partner, consultant, agent, representative or otherwise), consult with, or render services for Source One or any of its Affiliates. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (y) serve on civic or charitable boards or committees or (z) make and manage personal investments so long as such activities do not interfere with or detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3.  Term.

(a)  Initial Term. The initial Term of Employment under this Agreement shall commence on the Effective Date and shall expire on the three (3) year anniversary of the Effective Date, unless sooner terminated in accordance with Section 6 hereof (the “Initial Term”).

(b)  Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof) (each, a “Renewal Term”), unless the Company or the Executive delivers written notice to the other at least ninety (90) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

4.  Compensation.

(a)  Base Salary. The Executive shall receive a Base Salary at the annual rate of $500,000.00 (Five Hundred Thousand and 00/100 Dollars) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

(b)  Transaction Bonus. The Company will pay the Executive a lump sum cash payment of $100,000.00 (the “Transaction Bonus”) within five (5) business days after the Effective Date.

(c)  Accrued Compensation. The Company will pay the Executive accrued compensation in the amount of $300,000.00 (“Accrued Compensation”) in cash on or prior to June 28, 2024.

(d)  2024 Special Bonus. The Company will pay the Executive a lump sum cash payment of $1,375,000.00 on or before the date that is three (3) months after the Effective Date, and an additional lump sum cash payment of $1,375,000.00 on or before the date that is six (6) months after the Effective Date (the “2024 Special Bonuses”), provided that the Executive is actively employed by the Company on the applicable payment date (except as otherwise provided in Sections 6(e) and 6(g)). If, for any reason, the Company fails to timely pay all or any portion of the 2024 Special Bonuses, the Company and Parent, jointly and severally, shall issue a demand promissory note for the unpaid portion of the 2024 Special Bonuses, which shall accrue interest at the annual rate of six percent (6%), and the provisions contained in Section 7 of this Agreement shall be null and void, and of no further effect.

(e)  Annual Bonuses. With respect to the 2024 fiscal year and each fiscal year thereafter, the Executive shall be awarded an annual bonus (each, an “Annual Bonus”) based on the total revenue of the Company (or any successor), as follows: (i) an Annual Bonus of $100,000 if the Company (or any successor) has total revenue of $350 million or more, (ii) an Annual Bonus of $200,000 if the Company (or any successor) has total revenue of $370 million or more, and (iii) an Annual Bonus of $300,000 if the Company has total revenue of $390 million or more. In each case, the Annual Bonus shall be paid in a lump sum on January 31st and after the close of the previous fiscal year provided the Executive is still employed by the Company on such date.

(f)  Discretionary Bonus. In addition to the Base Salary, Annual Bonuses and 2024 Special Bonuses, the Executive shall also be eligible to earn annual variable compensation (each, a “Discretionary Bonus”), the amount of which be set by the Company. The Discretionary Bonus for any fiscal year shall be awarded based upon the Company’s achievement of stated financial and strategic goals, as established by the Board of the Parent (or a committee thereof). Any such Discretionary Bonus may be made to Executive by means of cash, stock options or as otherwise determined by the Board (or a committee thereof).

(g)  Ongoing Awards. The Executive shall be eligible to participate fully in annual stock option grants, and any other long-term equity incentive program at levels commensurate with Executive’s position and as determined by the Board (or a committee thereof).

(h)  Restricted Stock Units. The Executive will receive restricted stock units (RSUs) equal to one (1%) percent of the issued and outstanding shares of common stock of Parent, which will be issued subsequent to the Effective Date and will not be exercisable for six (6) months following the Effective Date. In the event of a Change of Control, one hundred percent (100%) of Executive’s then-unvested restricted stock, RSUs, options or shares shall immediately vest in the event the Executive resigns from employment with the Company.

5.  Expense Reimbursement and Other Benefits.

(a)  Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)  Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

(c)  Vacation and Other Benefits. The Executive shall be entitled to five (5) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such reasonable times as the Executive shall determine; provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. In addition, during the Term of Employment, the Executive shall be entitled to such holidays and sick time as set forth in the Company’s policies as in effect from time to time.

6.  Termination.

(a)  General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason; or (v) the expiration of the Initial Term or any Renewal Term, upon applicable prior written notice. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its Related Entities.

(b)  Termination By Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. In the event that the Term of Employment is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations.

(c)  Disability. The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled (i) to the Accrued Obligations payable as and when those amounts would have been payable had the Term of Employment not ended and (ii) the Termination Year Bonus, payable within fourteen (14) days of the Termination Date.

(d)  Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive or Executive’s estate shall be entitled to (i) the Accrued Obligations payable as and when those amounts would have been payable had the Term of Employment not ended and (ii) the Termination Year Bonus, payable within fourteen (14) days of the Termination Date.

(e)  Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive not less than thirty (30) days prior to the effective date of such termination. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) the Executive shall be entitled to:

(i)  The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)  The Termination Year Bonus, payable within fourteen (14) days of the Termination Date;

(iii)  The Transaction Bonus, Accrued Compensation and 2024 Special Bonuses, to the extent unpaid, whether or not such amounts are then due; and

(iv)  The Severance Amount, payable for the Severance Term, in equal installments in accordance with the Company’s standard payroll practices in effect as of the Termination Date.

(f)  Termination by Executive Without Good Reason. The Executive may terminate his employment at any time without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(f), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 6(f), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination.

(g)  Termination by Executive With Good Reason. The Executive may notify the Company of the existence of Good Reason and terminate his employment (following any applicable notice and cure periods). In that case, Executive shall be entitled to:

(i)  The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)  The Termination Year Bonus, payable within fourteen (14) days of the Termination Date;

(iii)  The Transaction Bonus, Accrued Compensation and 2024 Special Bonuses, to the extent unpaid, whether or not such amounts are then due; and

(iv)  The Severance Amount, payable for the Severance Term, in equal installments in accordance with the Company’s standard payroll practices in effect as of the Termination Date.

(h)  Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to the benefits set forth in Section 6(e) unless the Company provides notice of termination prior to the expiration of the Initial Term or any Renewal Term in which case Executive shall receive the Severance Amount.

(i)  Release. Any payments due to Executive under this Section 6 (other than the Accrued Obligations and other than payments made pursuant to Section 6(d)) shall be conditioned upon Executive’s execution of a general release of claims in the form agreed to by the Executive and the Company and attached hereto as Exhibit A that becomes irrevocable within 30 days of the Termination Date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then such payments or benefits shall be made or commence upon the thirtieth (30) day following the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein.

(j)  Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any governmental or regulatory investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(j) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(j).

(k)  Return of Company Property. Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all of the following belonging to the Company: computer equipment (hardware and software), telephones, facsimile machines, iPads, iPhones, BlackBerry and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients. The parties recognize the inherent difficulty in “returning” any materials which may have been provided to Executive in electronic format or to which Executive may have access through electronic means or which may be stored “in the cloud”; and agree that with respect to any such materials, Executive shall delete them from Executive’s hard drive and otherwise take reasonable practicable steps to so delete any such materials (but which specifically does not require Executive to access and delete all such materials from all back-up systems).

(l)  Compliance with Section 409A.

(i)  General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with or are otherwise exempt from Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(ii)  Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)  6 Month Delay for Specified Employees.

(A)  If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B)  For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv)  No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)  Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)  Taxable Reimbursements and In-Kind Benefits.

(A)  Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)  The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C)  The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vii)  No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the terms of this Agreement satisfy the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement is deemed to violate any of the requirements of Section 409A.

7.  Restrictive Covenants.

(a)  Non-competition. At all times during the Restricted Period, the Executive shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to (i) the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than three percent (3%) of any class of capital stock of such corporation, and (ii) the continued ownership by Executive of an up to 24% passive ownership interest in Source One, so long as Executive continues to solely be a passive investor in Source One and does not, directly or indirectly (including through Affiliates or Family Members), manage, control, participate in (whether as an officer, director, manager, employee, partner, consultant, agent, representative or otherwise), consult with, or render services for Source One or any of its Affiliates.

(b)  Non-solicitation of Employees and Certain Other Third Parties. At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Company, or any Related Entity and/or (ii) call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company or any Related Entity on behalf of any person or entity in connection with any Competitive Activity, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any Related Entities with such customers or clients, other than in connection with the performance of the Executive’s duties under this Agreement; provided, however, that notwithstanding the foregoing provisions of clauses (i) and (ii), general solicitations of employment conducted by search or placement firms or published in a newspaper, over the internet or in another publication of general circulation and, in each case, not specifically directed towards such employee, manager, director, officer, representative, consultant, advisor or agent of the Company and/or its Related Parties shall not constitute a violation of clauses (i) or (ii) hereof, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any Related Entity does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or any Related Entity or to engage in any Competitive Activity on its own or with any competitor of the Company or any Related Entity. For the avoidance of doubt, the preceding sentence shall not be interpreted to permit any hiring, as opposed to solicitation, which is otherwise prohibited by this Section 7(b).

(c)  Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or any Related Entity or for the benefit of any other person or persons, or misuse in any way, any Confidential Information. Any Confidential Information now or hereafter acquired by the Executive shall be deemed a valuable, special and unique asset of the Company and its Related Entities that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company and its Related Entities with respect to all of such Confidential Information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties or enforce his rights under this Agreement or to the extent required by law. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company (unless such notice is prohibited by law) so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information. The Executive shall not, to the fullest extent permitted by law, divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d)  Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment hereunder or at any time during which Executive was previously employed by or engaged by the Company either during the course of performing work for the Company or its Related Entities, or their clients, or which are related in any manner to the business (commercial or experimental) of the Company or its Related Entities (collectively, the “Work Product”) shall belong exclusively to the Company and its Related Entities and shall, to the extent possible, be considered a work made by the Executive for hire for the Company and its Related Entities within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company and its Related Entities, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such reasonable actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions of Work Product, all at the sole cost and expense of the Company.

(e)  Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company or its Related Entities, whether prepared by the Executive or otherwise coming into the Executive’s possession during the Executive’s employment with the Company, shall be the exclusive property of the Company and its Related Entities and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

(f)  Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Company and its Related Entities, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company and its Related Entities is such as would cause the Company and its Related Entities serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its Related Entities in violation of the terms of this Section 7. The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Section 7, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 7(i) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its Related Entities, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7.

(g)  Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h)  Extension of Time. If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur.

(i)  Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, and its Related Entities, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company and its Related Entities shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of his Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.  Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a)  The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)  The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)  In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

9.  Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10.  Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, provided that said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. In no event may the Company otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to principles of conflict of laws.

12.  Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Mercer County, New Jersey, and that, therefore, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought exclusively in the courts of record of the State of New Jersey Mercer County or the court of the United States, located within the State of New Jersey; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Related Entities) with respect to such subject matter, including but not limited to the prior Executive Employment Agreement between the Company and the Executive dated August 31, 2021. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14.  Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Executive’s obligations under Section 7 above, to the extent necessary to the intended preservation of such rights and obligations.

15.  Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery or rejection, and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, rejection, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Chris Broderick, CFO, Atlantic International Corp. and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16.  Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, estates, executors, administrators, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to Parent or the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17.  Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18.  Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.  Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.  Prevailing Party. In any adversarial proceedings between Executive and the Company arising out of this Agreement, the prevailing party (meaning, the party in whose favor a final, non-appealable judgment is rendered with respect to the claims asserted), will be entitled to recover from the other party, in addition to any other relief awarded, all reasonable expenses that the prevailing party incurs in such proceedings, including reasonable attorneys’ fees and expenses.

21.  Waiver of Jury Trial. The Executive and Company hereby knowingly, voluntarily and intentionally waive any right that the Executive or the Company, as applicable, may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

22.  Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.  No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, estates, executors, administrators, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

25.  Indemnification. Subject to limitations imposed by law and the governing documents of Parent, Parent and the Company, jointly and severally, shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of Parent or the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of Parent or the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Parent and/or the Company may purchase and maintain directors and officers insurance on behalf of the Executive against any losses that may be asserted against or that may be incurred by any the Executive in connection with the activities of Parent or the Company or the Executive, regardless of whether Parent or the Company would have the power to indemnify the Executive against such losses under the provisions of this Agreement or the governing documents of Parent.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

LYNEER STAFFING SOLUTIONS, LLC

By:	/s/ Christopher Broderick
Name:	Christopher Broderick
Title:	Chief Technology Officer

LYNEER:

LYNEER INVESTMENTS, LLC

By:	/s/ Jeffrey Jagid
Name:	Jeffrey Jagid
Title:	Vice President

EXECUTIVE:

/s/ James S. Radvany
JAMES S. RADVANY

EXHIBIT A
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.  James S. Radvany (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 6 (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Atlantic International Corp. and Lyneer Staffing Solutions, LLC (the “Companies”), their parents, subsidiaries, affiliated companies, successors and assigns, and their current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Companies, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Companies encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 6 of the Employment Agreement, (ii) any rights Executive may have under or in connection with the transactions contemplated by that certain Purchase Agreement executed by the Companies on the Effective Date of the Employment Agreement, (iii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iv) any indemnification rights Executive may have as a former officer or director of the Companies or their subsidiaries or affiliated companies, (v) any claims for benefits under any directors’ and officers’ liability policy maintained by the Companies or their subsidiaries or affiliated companies in accordance with the terms of such policy, (vi) any rights to vested benefits under any pension or savings plan, (vii) any rights to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (viii) any rights to unemployment insurance, or (ix) any other right which cannot be waived as a matter of law.

2.  Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

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3.  Executive hereby acknowledges that the Companies have informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Companies.

4.  Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey applicable to contracts made and to be performed entirely within such State.

5.  Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.  This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Companies within seven (7) days after such execution.

JAMES S. RADVANY

_____________ , 20____

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